                                                                   Exhibit 4(d)

                         PRUCO LIFE INSURANCE COMPANY
                     [2999 North 44/th/ Street, Suite 250
                            Phoenix, Arizona 85014]

                  DOLLAR COST AVERAGING ("DCA") PROGRAM RIDER

This Dollar Cost Averaging Program Rider ("DCA Program Rider") is made part of your Annuity. For purposes of this Rider, certain provisions of your Annuity are amended as described below. Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert to the provisions in the Annuity, except as may be provided below.

This Rider should be read in conjunction with the Market Value Adjustment ("MVA") Option Rider, any applicable Death Benefit Rider(s), and any Riders providing for optional benefits which are made a part of your Annuity. If there is a conflict between the provisions of this DCA Program Rider and the terms of the Annuity or the MVA Option Rider, the provisions of this DCA Program Rider shall control.

This DCA Program Rider provides for Dollar Cost Averaging MVA Options ("DCA MVA Options") designed to transfer Account Value from a Market Value Adjustment Option ("MVA Option") to other Investment Options that you have specified which we offer, on a monthly basis. It also provides for a modification, as described below, of the Guarantee Period durations and Market Value Adjustment Formula for MVA Options with respect to the DCA MVA Options.

This program of DCA MVA Options is separate from any other dollar cost averaging program we may make available. The DCA MVA Options may be utilized only as permitted by us in accordance with our rules at the time of election, and may not be available in conjunction with other programs and benefits we may make available. We may modify the terms of the DCA MVA Options, or discontinue making the DCA MVA Options available for allocation of new Purchase Payments. If we do so, we will notify you. You may elect to participate in the DCA MVA Options by submitting a request to us in Good Order.

Capitalized terms in this DCA Program Rider are defined in this Rider, your Annuity, or any MVA Option Rider made a part of your Annuity.

DCA MVA OPTIONS TERMS AND CONDITIONS:

    (a)DCA MVA Options may only be selected in conjunction with, and simultaneous to, new Purchase Payment allocations. The minimum Purchase Payment allocation to a DCA MVA Option is shown in the DCA Program Schedule Supplement. You may not transfer Account Value into a DCA MVA Option. Multiple DCA MVA Options are permitted, subject to our allocation rules.

    (b)You may only allocate Purchase Payments to the DCA MVA Option Guarantee Period durations we make available.

    (c)We may limit the Investment Options into which Account Value may be transferred from a DCA MVA Option.

    (d)Crediting Rates will be declared by us on or before the date allocations are made into a DCA MVA Option. The Crediting Rates for each DCA MVA Option we make available will never be less than the Guaranteed Minimum Interest Rate shown in the MVA Option Schedule Supplement, made a part of your Annuity.

P-RID-DCA(5/14)

    (e)We credit interest daily to the amounts in each DCA MVA Option we make available at the daily equivalent of a specific annualized rate declared for that DCA MVA Option until the earliest of: 1) the date the entire amount in the DCA MVA Option is transferred from the DCA MVA Option, 2) the date the entire amount in the DCA MVA Option is withdrawn, 3) the date as of which any Death Benefit is determined, unless the Annuity is continued by a Spouse Beneficiary, and 4) the Annuity Date.

    (f)Monthly transfers will be made during the Guarantee Period of the DCA MVA Option. Please refer to the "Transfers from DCA MVA Options" section below.

MVA OPTION GUARANTEE PERIOD DURATIONS FOR DCA MVA OPTIONS: We may offer certain MVA Option Guarantee Period durations only for use with the DCA MVA Options. These Guarantee Period durations are not available for existing Account Value.

MARKET VALUE ADJUSTMENT FORMULA APPLICABLE TO DCA MVA OPTIONS: The MVA Formula stated in the MVA Option Schedule Supplement is replaced with the Dollar Cost Averaging MVA Formula shown in the DCA Program Schedule Supplement. The Dollar Cost Averaging MVA Formula is used for purposes of determining the MVA, if any, applicable to DCA MVA Options to which assets are allocated. The formula is applied separately to each DCA MVA Option.

We do not apply an MVA to transfers made from DCA MVA Options or Optional Benefit Transfers (defined below). However, withdrawals or transfers from a DCA MVA Option made outside the DCA Program are subject to an MVA, assuming that no waiver of the MVA otherwise applies. If you cancel participation in the DCA Program, re-allocations of your Account Value due to cancellation are subject to an MVA. If you surrender the Annuity while participating in DCA MVA Options, the Surrender Value reflects any applicable MVA.

TRANSFERS FROM DCA MVA OPTIONS: Purchase Payments allocated to DCA MVA Options are transferred monthly and systematically, based on a duration we make available, to the Investment Options you specify. We will transfer amounts in a series of substantially equal amounts on each monthly transfer date. The first transfer from the DCA MVA Option is made as of the date of the allocation of the applicable Purchase Payment. The final transfer includes the interest credited during the period (but see the section below for the effect of withdrawals and Optional Benefit Transfers).

We will make transfers in accordance with your allocation instructions. You may change the Investment Options to which transfers from the DCA MVA Options are made by furnishing us with new allocation instructions in Good Order. Any transfers occurring after we receive your new allocation instructions will be made in accordance with the new instructions. Transfers from DCA MVA Options will be subject to the investment limitations applicable to any benefit provided under the Annuity. Transfers from DCA MVA Options do not count toward the maximum number of free transfers permitted under the Annuity, and you are not subject to a transfer fee for transfers from the DCA MVA Options. Transfers from DCA MVA Options, made in accordance with the rules of the DCA Program, are not subject to an MVA.

EFFECT OF WITHDRAWALS AND OPTIONAL BENEFIT TRANSFERS ON DCA MVA OPTIONS: We will recalculate the monthly transfer amount to reflect the reduction of Account Value in the DCA MVA Option caused by a withdrawal or transfer of Account Value from the DCA MVA Option made by us pursuant to a transfer calculation formula under any optional benefits made a part of your Annuity ("Optional Benefit Transfer"). This recalculation may include some or all of the interest credited to the date of the next scheduled transfer. Any interest that is not included in the recalculated transfer amount will be paid with the final transfer amount, unless there is another subsequent withdrawal or Optional Benefit Transfer. Deductions of the Annual Maintenance Fee, Premium Based Insurance Charge, or any other charges for optional benefits are treated as withdrawals for this recalculation purpose. If a withdrawal or Optional Benefit Transfer reduces the monthly transfer amount below the Minimum Monthly Transfer Amount shown in the DCA Program Schedule Supplement, the remaining balance in the DCA MVA Option will be transferred on the next monthly transfer date to the most-recently selected Investment

P-RID-DCA(5/14)

Options applicable to the DCA MVA Option. If there is no Account Value remaining in the DCA MVA Option following a withdrawal or Optional Benefit Transfer, the DCA MVA Option will terminate.

CANCELLATION: You may cancel your participation in the DCA Program by submitting a request in Good Order. Your Account Value in all current DCA MVA Options will be allocated to the Investment Options according to the instructions provided with your cancellation notice. If you have not provided any allocation instructions, we will allocate your Account Value in the DCA MVA Option(s) on a pro-rata basis to the Sub-accounts to which your Account Value is then allocated, excluding any Sub-accounts to which you are not permitted to electively allocate or transfer Account Value. If your Account Value is not allocated to any Sub-accounts at the time of cancellation, we will allocate your Account Value in the DCA MVA Option(s) to a money market Investment Option. Re-allocations of Account Value in DCA MVA Options, due to your cancellation of participation in the DCA Program, may be subject to an MVA.

                                                  PRUCO LIFE INSURANCE COMPANY

                                                             [LOGO]
                                                             ------
                                                            Secretary

P-RID-DCA(5/14)